Exhibit 10.5

AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

AMONG

PRO GP CORP.,

BREITBURN ENERGY COMPANY L.P.

AND

BREITBURN MANAGEMENT COMPANY, LLC

Exhibit 10.5

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	4

Section 1.2	Construction	7

ARTICLE II
RETENTION OF BREITBURN MANAGEMENT; SCOPE OF SERVICES

Section 2.1	Retention of BreitBurn Management	8
Section 2.2	Scope of Services	8
Section 2.3	Exclusion of Services	8
Section 2.4	Performance of Services by Affiliates and Third Parties	8
Section 2.5	Intellectual Property	8
Section 2.6	Appointment of Independent Accounting Firm and Independent Petroleum Engineer	9

ARTICLE III
BOOKS, RECORDS AND REPORTING

Section 3.1	Books and Records	9
Section 3.2	Audits	9
Section 13	Reports	10

ARTICLE IV
PAYMENT AMOUNT

Section 4.1	Payment Amount	10
Section 4.2	Payment of Payment Amount	11
Section 4.3	Disputed Charges	12
Section 4.4	Set Off	12
Section 4.5	BreitBurn Management's Employees	12
Section 4.6	Approval of Expenses	13

ARTICLE V

FORCE MAJEURE

Section 5.1	Force Majeure	13

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE VI
ASSIGNMENTS AND SUBCONTRACTS

Section 6.1	Assignments	14
Section 6.2	Other Requirements	14

ARTICLE VII
TERMINATION

Section 7.1	Termination by the Devco on behalf of the Devco Group	15
Section 7.2	Termination by BreitBurn Management	15
Section 7.3	Effect of Termination	15

ARTICLE VIII
CONFIDENTIAL INFORMATION

Section 8.1	Nondisclosure	16
Section 8.2	Permitted Disclosure	16

ARTICLE IX
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 9.1	Limitation of Liability	16
Section 9.2	Indemnification	16

ARTICLE X
DISPUTE RESOLUTION
ARTICLE XI
GENERAL PROVISIONS

Section 11.1	Notices	17
Section 11.2	Further Action	18
Section 11.3	Binding Effect	19
Section 11.4	Integration	19
Section 11.5	Creditors	20
Section 11.6	Waiver	20
Section 11.7	Counterparts	20
Section 11.8	Applicable Law	20
Section 11.9	Invalidity of Provisions
Section 11.10	Amendment or Restatement
Section 11.11	Directly or Indirectly

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Exhibit 10.5

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into on, and effective as of the date that the Closing occurs under the MLP Sales Documents (as defined below)(the "Effective Date"), among Pro GP Corp., a Delaware corporation ("Pro GP"), BreitBurn Energy Company L.P., a Delaware limited Partnership ("Devco"), and BreitBurn Management Company, LLC, a Delaware limited liability company ("BreitBurn Management," and collectively with Pro GP and Devco, the "Parties" and each, a "Party").

RECITALS

A. Devco is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);

B. The Devco Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business;

C. The Devco Group desires that BreitBurn Management provide such services, and BreitBurn Management is willing to undertake such engagement, subject to the terms and conditions of this Agreement following the sale by Pro GP (and certain Affiliates) of their interests in BreitBurn Energy Partners L.P. and BreitBurn Management Company LLC; and

D. The parties also wish to provide the Devco Group with the right to request of BreitBurn Management certain transitional services.

NOW, THEREFORE, Devco and BreitBurn Management agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Amended and Restated Administrative Services Agreement, as it may be amended, supplemented or restated from time to time.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

"Business" means the business of the Devco Group.

"Bankrupt" with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

"BreitBurn Management Party" is defined in Section 9.1.

"Confidential Information" means non-public information about the disclosing Party's or any of its Affiliates' business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated "confidential" or "proprietary" or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party's knowledge without breach of a nondisclosure obligation.

"Damages" is defined in Section 9.2.

"Default Rate" means an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to the prime interest rate of Devco's principal lender.

"Devco" is defined in the introductory paragraph.

"Devco Group" means Pro GP, Devco and all of their respective Subsidiaries.

"Devco Group Party" is defined in Section 9.1.

"Effective Date" is defined in the introductory paragraph.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

"Environmental Law" means current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.

"Force Majeure" means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party's reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

"G&A Services" means those general and administrative services necessary or useful for the conduct of the business of the Devco Group, including, but not limited to, accounting, corporate development, finance, land, legal and engineering.

"Governmental Approval" means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the assets used in the Business in accordance with applicable Laws.

"Governmental Authority" means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi- governmental or private body lawfully exercising any regulatory or taxing authority.

"Laws" means any applicable statute, Environmental Law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

"MLP" means BreitBurn Energy Partners L.P., a Delaware limited partnership.

“MLP Sales Documents” means: a) that certain Purchase Agreement by and Among Pro LP Corp., Pro GP Corp. and BreitBurn Energy Partners L.P. for the purchase and sale of all of the common units of BreitBurn Energy Partners L.P. held by Pro GP and Pro LP dated on or about June 17, 2008 and b) that certain Purchase Agreement by and Among Pro LP Corp., Pro GP Corp. and BreitBurn Energy Partners L.P. for the purchase and sale of all of the limited liability company interests of BreitBurn Management Company held by Pro GP and Pro LP dated on or about June 16, 2008.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

"Parties" is defined in the introductory paragraph.

"Partnership Agreement" means the Agreement of Limited Partnership of Devco, as may be amended or restated from time to time.

"Payment Amount" is defined in Section 4.1.

"Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

"Services" is defined in Section 2.2.

"Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

Other terms defined herein have the meanings so given them. Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms "include", "includes", "including" and words of like import shall be deemed to be followed by the words "without limitation"; (e) the terms "hereof," "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE II

RETENTION OF BREITBURN MANAGEMENT; SCOPE OF SERVICES

Section 2.1 Retention of BreitBurn Management.

Devco hereby engages BreitBurn Management to perform the Services, and to provide all personnel and any facilities, goods and equipment not otherwise provided by the Devco Group necessary to perform the Services. BreitBurn Management hereby accepts such engagement and agrees to perform the Services requested by Pro GP and to provide any personnel, facilities, goods and equipment not otherwise provided by the Devco Group, and to provide all employees as may be reasonable and necessary to perform the Services. Devco recognizes that BreitBurn Management is concurrently providing Services to the MLP.

Section 2.2 Scope of Services.

The "Services" shall consist of such services consistent with past service levels which Pro GP determines may be reasonable and necessary to operate the Business, including, without limitation, any G&A Services and those services described on Schedule I hereto. BreitBurn Management hereby covenants and agrees that the Services will be performed in accordance with (i) applicable material Governmental Approvals and Laws and (ii) industry standards.

Section 2.3 Exclusion of Services.

Pro GP may temporarily or permanently exclude any particular service from the scope of the Services upon 30 days' notice to BreitBurn Management; provided, however, that any such exclusion shall not result in a reduction of the Fixed Fee during 2008 (or an extension thereof pursuant to the last sentence of Section 4.1(b)) .

Section 2.4 Performance of Services by Affiliates and Third Parties.

The Parties hereby agree that in discharging its obligations hereunder, BreitBurn Management may engage any of its Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if BreitBurn Management performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve BreitBurn Management of its obligations hereunder.

Section 2.5 Intellectual Property.

(a) Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by BreitBurn Management, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of BreitBurn Management; provided, however, that the Devco Group shall be granted an irrevocable, royalty-free, non-exclusive right and license to use such inventions or material; and further provided, however, that the Devco Group shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to BreitBurn Management by any Person other than an Affiliate of BreitBurn Management. Notwithstanding the foregoing, BreitBurn Management will use all commercially reasonable efforts to grant such right and license to the Devco Group. BreitBurn Management covenants not to, at any time, make any claim to or attempt to prohibit the Devco Group from using any process, technical knowledge, invention, technology or equipment used in respect of the Business and the assets of the Devco Group, and acknowledges that all property-specific (including general reservoir characterization studies) technical knowledge and processes used in connection with the Business and the assets of Devco shall be the property of Devco. For certainty this covenant in the foregoing sentence shall survive the termination of this Agreement.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

(b) Pro GP and Devco hereby grant to BreitBurn Management and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the Devco Group to BreitBurn Management or its Affiliates, but only to the extent such use is necessary for the performance of the Services. BreitBurn Management agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

Section 2.6 Appointment of Independent Accounting Firm and Independent Petroleum Engineer.

Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that Pro GP shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of Devco and an independent petroleum engineer to provide reports to Pro GP relating to estimates of reserves for applicable securities laws and other reporting purposes.

ARTICLE III

BOOKS, RECORDS AND REPORTING

Section 3.1 Books and Records.

BreitBurn Management shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law.

Section 3.2 Audits.

Devco shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.1. Such right may be exercised through any agent or employee of the Devco Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated. Devco shall bear all costs and expenses incurred in any inspection, examination or audit. BreitBurn Management shall review and respond in a timely manner to any claims or inquiries made by Devco regarding matters revealed by any such inspection, examination or audit.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Section 3.3 Reports.

BreitBurn Management shall prepare and deliver to Devco any reports provided for in this Agreement and such other reports as Devco may reasonably request from time to time regarding the performance of the Services.

ARTICLE IV
PAYMENT AMOUNT

Section 4.1 Payment Amount.

(a) Devco shall pay BreitBurn Management a monthly fee of Seven Hundred and Seventy-Five Thousand Dollars ($775,000) for the performance of the Services through December 31, 2008 (the "Fixed Fee"). Devco shall also reimburse BreitBurn Management on a monthly basis for: a) third party costs incurred by BreitBurn Management on behalf of Devco relating specifically to the Business or the assets of Devco outside of the ordinary course of business consistent with past practice(the "Third Party Costs") b) all costs associated with Devco LTIP or incentive plans (the “LTIP Costs”), and c) all costs and expenses of every type, including labor, materials, and equipment incurred directly in the operation of any property owned by Devco(“Direct Costs”) (the Fixed Fee, LTIP Costs, Direct Costs and the Third Party Costs shall be herein collectively referred to as the "Payment Amount"). For certainty there shall be no duplication in the categories of fees and costs set forth in the foregoing.

For certainty the Payment Amount shall constitute payment for both Services and Transition Services (defined below)provided during the period in which the Fixed Fee is payable. However any Transition Services provided during any period during which the Fixed fee is not applicable shall be charged at a reasonable hourly rate basis that reflects cost on a no loss/no gain basis.

(b) Provided, that in the event that BreitBurn Management continues to provide Services pursuant to this Agreement after December 31, 2008, Devco and BreitBurn Management shall meet and determine the scope of Services to be supplied by BreitBurn Management to Devco for the ensuing year and agree to negotiate in good faith to determine a methodology for determining the Fixed Fee Portion of the Payment Amount for such services, which Payment Amount shall represent the costs incurred by BreitBurn Management in providing such Services. In the event that the Parties are unable to agree upon a methodology for determining the Fixed Fee portion of such costs, the issue shall be determined pursuant to the dispute resolution procedures set forth in Article X below. The Devco Group shall, however, have the option to extend the existing fee arrangement and Payment Amount as set out in the first paragraph of this section for three (3) months following December 31, 2008 if a transaction has not been closed with respect to the sale of the Devco Group or substantially all of its assets on or before December 1, 2008.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

(c) Notwithstanding anything to the contrary in this Section, with respect to the Pre-Existing Equity Plans Obligations as defined pursuant to Section 5.7 of that certain Purchase Agreement by and among Pro LP Corp., Pro GP and BreitBurn Energy Partners L.P. dated June 16, 2008 for the purchase and sale of all the limited liability interests of BreitBurn Management Company (the “Purchase Agreement”), the Devco Group shall reimburse BreitBurn Management for the cost of the portion of the Pre-Existing Plans Obligations allocated to the Devco Group pursuant to Section 5.7 of the Purchase Agreement, and the MLP shall reimburse BreitBurn Management for the cost of the portion of the Pre-Existing Plans Obligations allocated to the MLP pursuant to Section 5.7 of the Purchase Agreement. Neither Devco nor the MLP nor any of their respective affiliates shall be responsible for the cost of the Pre-Existing Equity Plans Obligations except as provided in the preceding sentence. Devco and the MLP shall respectively reimburse BreitBurn Management for a portion of the cost of all other awards granted under the Equity Plans (as defined in the Purchase Agreement) on or after the Closing (as defined in the Purchase Agreement) but prior to the termination of this Agreement pursuant to this Section, as applicable. BreitBurn Management agrees not to make any new grants of employee incentive rights for which the Devco Group would bear any portion of the costs without the prior consent of the Devco Group, which consent will not be unreasonably withheld. Notwithstanding anything to the contrary herein, the provisions of this Section 4.1(c) shall survive any termination of this Agreement.

(d) Should the Devco Group during the term hereof reduce the Services it requires under this Agreement, Devco and BreitBurn Management shall meet and identify which BreitBurn Management employees who are listed on schedule 11.3 hereof will need to be terminated by BreitBurn Management as a result of such reduction of Services. If Breitburn Management does not authorize Devco to make an offer of employment to such Person Devco shall have no liabillity to reimburse Breitburn Management for severance costs in respect of that person. If Breitburn Management authorizes Devco to offer employment to such Person and Devco chooses not to offer such person a position Devco shall be responsible for the appropriate portion of the severance obligations relating to such person as is reflected by the portion of such persons time devoted to Devco matters as set out in Schedule 11.3 . The Devco Group shall not be liable for severance obligations not resulting from a reduction of Services. Should the Devco Group reimburse BreitBurn Management for any severance amounts above such amounts shall be repaid to the Devco group if BreitBurn Management rehires the relevant employee within one year of such employees termination.

Section 4.2 Payment of Payment Amount.

BreitBurn Management shall invoice Devco on or before the 25th day of each month for the estimated Payment Amount for the next succeeding month, plus or minus any adjustment necessary to correct prior estimated billings to actual billings. Subject to Section 4.3, all invoices shall be due and payable, in immediately available funds, on the last day of the month to which the invoice relates. Upon the request of Devco, BreitBurn Management shall furnish a reasonable detail of the Services provided and charges assessed during any month.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Section 4.3 Disputed Charges.

DEVCO MAY, WITHIN 120 DAYS AFTER RECEIPT OF A CHARGE FROM BREITBURN MANAGEMENT, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY BREITBURN MANAGEMENT OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. DEVCO SHALL NEVERTHELESS PAY BREITBURN MANAGEMENT IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO BREITBURN MANAGEMENT. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF DEVCO TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE AN APPROPRIATE COST INCURRED BY BREITBURN MANAGEMENT OR ITS AFFILIATES UNDER THIS AGREEMENT IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY BREITBURN MANAGEMENT TO DEVCO TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY DEVCO TO THE DATE OF REFUND BY BREITBURN MANAGEMENT.

Section 4.4 Set Off.

In the event that BreitBurn Management owes Devco a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and Devco and BreitBurn Management may discharge their obligations by netting those amounts against any amounts owed by Devco to BreitBurn Management under this Agreement. If Devco or BreitBurn Management owes the other party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owe.

Section 4.5 BreitBurn Management's Employees.

The obligations under Sections 4.1 and 4.2, to the extent they relate to Services provided by employees of BreitBurn Management or its Affiliates, shall be limited to payment to BreitBurn Management for expenses in connection with its or its Affiliates' employees engaged in the provision of Services hereunder, and Devco shall not be obligated to pay to BreitBurn Management's or its Affiliates' employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers' compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that Devco may, at its option, compensate such employees under Devco's Long-Term Incentive Plan for the provision of Services hereunder; and provided further, however, that if BreitBurn Management fails to pay any employee, with the exception of employee claims for amounts owed that BreitBurn Management disputes in good faith, within 30 days of the date such employee's payment is due:

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

(a) Devco may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify BreitBurn Management and begin to pay all employees providing service to Devco directly, or (iv) notify BreitBurn Management that this Agreement is terminated and employ all employees directly; and

(b) BreitBurn Management shall reimburse Devco, as the case may be, the amount Devco paid to BreitBurn Management for employee services that BreitBurn Management did not pay to any such employee.

Section 4.6 Approval of Expenses.

BreitBurn Management acknowledges that all charges for Services assessed by BreitBurn Management and included in the Payment Amount must be approved by the persons authorized to approve such Payment Amount pursuant to Devco's governance and delegation-of -authority process. Additionally, BreitBurn Management acknowledges that the Audit Committee of Pro GP's Board of Directors may at any time review the Payment Amounts and the levels of Services and, as a result, may direct Devco to decrease the level of Services or to dispute a prior invoice pursuant to Section 4.3. In addition to the information BreitBurn Management is obligated to provide pursuant to Section 4.2, BreitBurn Management shall provide such other information as reasonably necessary to determine the veracity or appropriateness of any Payment Amount hereunder.

ARTICLE V

FORCE MAJEURE

Section 5.1 Force Majeure.

A Party's obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money. The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting BreitBurn Management, BreitBurn Management shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE VI

ASSIGNMENTS AND SUBCONTRACTS

Section 6.1 Assignments.

(a) Other than as permitted herein, without the prior consent of BreitBurn Management, none of Devco or the other members of the Devco Group may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.

(b) Without the prior consent of the Devco, BreitBurn Management may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of BreitBurn Management or a qualified third party as permitted by Section 2.4 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.

Section 6.2 Other Requirements.

Subject to the other provisions hereof:

(a) All materials and workmanship used or provided in performing the Services shall be in accordance with applicable specifications and standards.

(b) BreitBurn Management shall exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, BreitBurn Management shall assign such warranties to Devco.

(c) In rendering the Services, BreitBurn Management shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto. Subject to the above, BreitBurn Management shall, to the extent practicable, engage employees who reside in or whose businesses are located in the local area or state where the Services are performed.

(d) BreitBurn Management agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE VII

TERMINATION

Section 7.1 Termination by Devco on behalf of the Devco Group.

(a) Upon the occurrence of any of the following events, Devco, on behalf of the Devco Group, may terminate this Agreement by giving written notice of such termination to BreitBurn Management:

(i) Provident Energy Trust and its Affiliates cease to maintain a direct or indirect controlling interest in Pro GP or Devco; or

(ii) BreitBurn Management's failure to pay any employee within thirty (30) days of the date such employee's payment is due, subject to the limitations described in Section 4.5.

Any termination under this Section 7.1(a) shall become effective immediately upon delivery of the notice first described in this Section 7.1(a).

(b) In addition to its rights under Section 7.1(a), Devco may terminate this Agreement at any time by giving notice of such termination to BreitBurn Management. Any termination under this Section 7.1(b) shall become effective 90 days after delivery of such notice. For certainty any reduction of Services including a reduction of Services down to nil shall not be considered a termination of this Agreement for the purposes of Devco's ability to continue to receive Transition Services as long as the Transition Period (as defined below) has commenced before the Services are reduced to nil.

(c) In the event that BreitBurn Management becomes Bankrupt or involuntarily dissolves or involuntarily commences liquidation or winding-up, this Agreement shall automatically terminate without notice to BreitBurn Management.

Section 7.2 Termination by BreitBurn Management.

(a) BreitBurn Management may terminate this Agreement by giving written notice of such termination to Devco in the event that Provident Energy Trust and its Affiliates cease to maintain a direct or indirect controlling interest in Pro GP or Devco. Any termination under this Section 7.2(a) shall become effective immediately upon delivery of the notice first described in this Section 7.2(a). A termination under this subsection shall not terminate the obligation to provide Transition Services or the right of the Devco Group to request the Transition Services.

   (b) In addition to its rights under Section 7.2(a), after December 31, 2008, BreitBurn Management may terminate this Agreement at any time by giving notice of such termination to Devco. Any termination under this Section 7.2(b) shall become effective 180 days after delivery of such notice by BreitBurn Management.

Section 7.3 Effect of Termination.

If this Agreement is terminated in accordance with Section 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.1 Nondisclosure.

Each of BreitBurn Management and the Devco Group agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

Section 8.2 Permitted Disclosure.

Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Liability.

Except as may be provided in Section 9.2 below, BreitBurn Management and its controlling persons, directors, officers, employees, agents and permitted assigns (each, a "BreitBurn Management Party") shall not be liable to the Devco Group and their respective directors, officers, employees, agents or permitted assigns (each, a "Devco Group Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a Devco Group Party arising in connection with this Agreement and the Services provided hereunder.

Section 9.2 Indemnification.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

(a) BreitBurn Management shall indemnify, defend and hold harmless each of the Devco Group Parties from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees)(collectively referred to as "Damages") of any kind or nature, of third parties unrelated to any Devco Group Party, caused by or arising in connection with the gross negligence or willful misconduct of BreitBurn Management in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any Devco Group Party.

(b) From and after the Effective Date and except for those matters for which BreitBurn Management has indemnity obligations pursuant to Section 9.2(a). the Devco Group shall indemnify, defend and hold harmless each BreitBurn Management Party from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees)(collectively referred to as "Damages") of any kind or nature, arising from or related to the Business, the Services or their performance by BreitBurn Management under this Agreement.

ARTICLE X

DISPUTE RESOLUTION

If the Parties are unable to resolve any dispute regarding the validity or terms of this Agreement or its termination, service or performance issues, there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach or any other dispute between the parties related to this Agreement, either party hereto may refer the matter to an arbitrator selected in accordance with the rules of JAMS in Los Angeles County, California as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception shall be a claim by either Party for injunctive relief pending arbitration.

ARTICLE XI

TRANSITION SERVICES

11.1 The Devco Group shall have the right at any time to request commercially reasonable transitional services (the "Transition Services") from BreitBurn Management. Such Transition Services shall provide for the orderly, efficient and timely transition to the Devco Group of the responsibility for the administrative services previously provided by BreitBurn Management hereunder. The Transition Services shall be provided for up to a six (6) month period (the "Transition Period") commencing on the written request by the Devco Group to BreitBurn Management for the Transition Services to commence; provided, however, that such Transition Services shall not extend beyond the termination of this Agreement otherwise provided for herein. Transition Services shall at the request of the Devco Group include, without limitation, the following:

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

(a)
BreitBurn Management shall segregate all books, records and data that relate to Business or the assets of the Devco Group and provide the Devco Group with a listing of all such books, records and data. BreitBurn Management shall take all such steps, including using reasonable commercial efforts to obtain any applicable approvals, consents, or waivers, as are necessary or appropriate to transfer such books, records and data to the Devco Group.

(b)
BreitBurn Management shall take all necessary or appropriate steps to transfer and to transition to the Devco Group the information, knowledge and systems data relating to the Services currently provided by Devco under this Agreement, including without limitation, banking arrangements, taxation matters, lease, land, conveyancing and real estate administration matters, treasury matters, insurance coverage matters, information systems matters, human resource matters, marketing matters, operations, development, exploration and geological and geophysical matters, and accounting and audit matters.

(c)
BreitBurn Management shall take all necessary or appropriate steps, including using reasonable commercial efforts to obtain any applicable approvals, consents or waivers, to transfer all contracts applicable to the Business and the assets of the Devco Group.

(d)
BreitBurn Management shall take all reasonably necessary or appropriate steps, including using reasonable commercial efforts to obtain any applicable consents, approvals or waivers, in order to transfer all data for all systems relating to the Business and the assets of the Devco Group. The Devco Group shall be entitled to use BreitBurn Management systems, software and hardware until such time as such data is transferred to the Devco Group and the Devco Group systems are fully functional. The transition of such data shall, without limitation, include the data on the systems described on Schedule 11.1 hereto. To the extent software systems can be duplicated at no cost to BreitBurn Management a copy shall be provided to Devco, and to the extent software systems relate solely to the assets of the Devco Group, they shall be transferred to Devco.

(e)
BreitBurn Management shall take all reasonably necessary or appropriate steps, including using reasonable commercial efforts to obtain any applicable consents, appraisals or waivers, to transfer all technical data and knowledge, studies, reports, working papers, logs and interpretations related to the Business or the assets of the Devco Group to the Devco Group.

11.2 The Devco Group shall be entitled to have access to BreitBurn Management and its staff during any period during which Transition Services are being provided, which for certainty shall not last beyond the term hereof. The Devco Group shall also during the Transition Period have access to all books, records, data, systems relating to the Business and the assets of the Devco Group. The Devco Group shall be permitted to have employees or representatives in each of the areas of the services being provided attend at the offices of BreitBurn Management during normal business hours during the Transition Period and BreitBurn Management shall provide such persons with reasonable working areas comparable with BreitBurn Management employees.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

11.3 For certainty, the Transition Services shall at all time include reasonable access to the appropriate individual at BreitBurn Management and its affiliates for the purpose of providing the Devco Group with data, consultations and history reasonably related to the matters being transitioned. The staff of BreitBurn Management that the Devco Group shall have access to shall include, without limitation, those employees listed on Schedule 11.3 hereto.

11.4 The Devco Group shall be entitled during the Transition Period to offer employment or service contracts to those employees of BreitBurn Management who are field workers or officed at the Orcutt Field Office. BreitBurn Management agrees to use commercially reasonable efforts to assist the Devco Group in obtaining the transfer of the employment of such personnel to the Devco Group. BreitBurn Management and the Devco Group agree to meet and discuss whether it would be appropriate for other employees of BreitBurn Management who spend a material amount of time on Devco Group matters to transfer their employment to the Devco Group at the end of the Transition Period.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

11.5 BreitBurn Management and the Devco Group will take all reasonably necessary or appropriate steps, (including using reasonable commercial efforts to cause its affiliates to take necessary or appropriate steps and reasonably commercial efforts to obtain applicable consents, approvals and waivers) to segregate any employee plans and the obligations thereunder such that the Devco Group will only have liability under the employee plans relating to it. BreitBurn Management agrees that it will use all reasonable commercial efforts to ensure that BreitBurn Energy Partners L.P. continues to hold at least 50% of the capital of BreitBurn Management for as long as the Devco Group continues to have employee awards outstanding under its LTIP Plans.

11.6 BreitBurn Management acknowledges that Provident Energy Ltd. may sell all or any portion of the Devco Group, or all or a portion of its assets and therefore the Devco Group shall be entitled to assign the rights it has to obtain the Transition Services hereunder to any purchaser of the Devco Group, any part thereof, or any of its assets.

11.7 The request for, and the provision of, Transition Services hereunder shall for certainty not affect payment amounts under Section 4.1 for as long as the Fixed Fee in the first paragraph of Section 4.1 is applicable. If Transition Services are required after the period during which the Fixed Fee in the first paragraph of Section 4.1 is applicable they will be provided at cost on a no loss/no gain basis.

11.8 For a one year period after the Devco Group first notifying BreitBurn Management, in writing, that it wishes BreitBurn Management to commence providing Transition Services, BreitBurn Management hereby acknowledges and agrees to make available to the Devco Group, upon receipt of written notice therefrom, such information and records regarding the Services previously provided pursuant hereto. BreitBurn Management also agrees to provide, on the request of the Devco Group, Services relating to the preparation of historical financial statements or other historical statements necessary for any purchaser of the Devco Group, any part of the Devco Group or all or any portion of the assets of the Devco Group.

ARTICLE XI1

GENERAL PROVISIONS

Section 12.1 Notices.

All notices or other communications required or permitted under, or otherwise in connection with, this Agreement must be in writing and must be given by depositing same in the mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by transmitting by national overnight courier or by transmitting by national overnight courier or by delivering such notice in person or by facsimile to such Party. Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt. Notice given by facsimile shall be effective upon confirmation of receipt when transmitted by facsimile if transmitted during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not transmitted during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

if to Pro GP:

Pro GP Corp.
2100, 250-2nd Street S.W.
Calgary, AB T2P 0C1
Attention: Thomas W. Buchanan
Fax: (403) 294-0111

if to Devco:

2100, 250-2nd Street S.W.
Calgary, AB T2P 0C1
Attention: Thomas W. Buchanan
Fax: (403) 294-0111

if to BreitBurn Management:

BreitBurn Management Company LLC
515 South Flower Street, Suite 4800 Los Angeles, CA 90071
Attention: Halbert S. Washburn
Fax: (213) 225-5917

Section 12.2 Further Action.

The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.4 Integration.

This Agreement constitutes the entire Agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Section 12.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of Devco.

Section 12.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 12.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 12.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 12.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 12.10 Amendment or Restatement.

This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that BreitBurn Management may not, without the prior approval of its Conflicts Committee, agree to any amendment or modification of this Agreement that the Conflicts Committee determines will adversely affect the holders of common units representing limited partner interests in the MLP.. The Parties hereto agree that, for purposes of this Section 12.10, any material change in the nature, quantity or duration of the Services to be provided under this Agreement prior to December 31, 2008 (but not thereafter) shall constitute a modification of this Agreement.

Section 12.11 Directly or Indirectly.

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.

Section 12.12 Prior Services.

Nothing in this Agreement is intended to change, affect or supercede the provisions of the prior Administrative Services Agreement amended hereby and the parties each remain responsible for all obligations, costs, liabilities and benefits provided for under that prior agreement through the Effective Date of this Restated and Amended Agreement (and for such extended periods as may have been provided for thereunder, as applicable).

BREITBURN ENERGY COMPANY L.P
AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

Exhibit 10.5

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

PRO GP CORP.

By:	/s/ Thomas W. Buchanan

Name:	Thomas W. Buchanan

Title:	President

BREITBURN ENERGY COMPANY L.P. By: Pro GP Corp., its General Partner

By:	/s/ Thomas W. Buchanan

Name:	Thomas W. Buchanan

Title:	President

BREITBURN MANAGEMENT COMPANY, LLC

By:	/s/ James G. Jackson

Name:	James G. Jackson

Title:	Chief Financial Officer

SCHEDULE I

SERVICES PROVIDED BY BREITBURN MANAGEMENT TO DEVCO

1.	Accounting

2.	Information Technology

3.	Real Property

4.	Legal

5.	Operations/Reservoir Engineering/Geology/Geophysics

6.	Administrative Services

7.	Financial Services

8.	Insurance Service

9.	Risk Management

10.	Corporate Development

11.	Commercial and Marketing

12.	Treasury

13.	Tax

14.	Audit

15.	SOX

16.	Investor Relations

17.	EH & S

18.	HR

19.	Regulatory Compliance

20.	Land Administration

For certainty, the Services shall include such services as are necessary to carry on the Business in accordance with the applicable budgets approved by the board of directors Pro GP Corp, shall be consistent in scope to the Services that have historically been provided hereunder, and shall be provided in accordance with the more detailed descriptions attached as Annex A to this Schedule 1.

ANNEX A
to Schedule 1 of the Administrative Services Agreement dated June 16, 2008.

Land Administration Services

BreitBurn Management will provide services relating to:

(a)	Administering and maintaining in force all oil and gas properties of the Devco Group (the "Oil and Gas Properties");

(b)	Maintaining and updating all lease, ownership, contract, and property records and databases relating to the Oil and Gas Properties;

(c)	Maintaining and updating all royalty payment and division order reports and databases;

(d)	Identifying, paying, and appropriately invoicing all rentals, surface damage payments, right of way payments, shut in payments, and other payments required by the Oil and Gas Properties;

(e)	Maintaining all land, contract, division of interest, lease files, and other files relating to the subject land administration functions; and

(f)	Such other administrative services as the Devco Group may reasonably deem necessary or advisable to administer or maintain the Oil and Gas Properties including with respect to suspense accounts.

(g)
BreitBurn Management agrees to keep the Devco Group fully apprised in a timely manner of every circumstance, action, occurrence or event occurring or arising that would be relevant and material to the Devco Group.

Real Estate Services

BreitBurn Management will provide such real estate services to the Devco Group in order to maintain protect and promote all real estate entities currently held by DevCo. Among others, this would specifically relate to office leases, the apartment buildings in West Pico and all activities at Orcutt (including the ongoing North Hill development and permits).

Legal Services

BreitBurn Management will provide such legal services to the Devco Group as are necessary in order to maintain and protect the Business and the assets of the Devco Group.

Operational Services

BreitBurn Management shall:

(a)	Continue to carry out planned budget/forecast activities and indicate any significant deviations to the plan.

(b)	Ongoing technical work (engineering/reservoir/G&G) required to support ongoing planned development of assets.

(c)	Maintain, apply for and renew all regulatory permitting and licensing to maintain current operations and activity or development included in the budget/forecast.

SOX Services

BreitBurn Management shall remain in compliance with and ensure the Devco Group remains in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. This includes ensuring that entity, activity and general computer controls have been designed appropriately and are operating effectively.

Accounting Services

BreitBurn Management shall:

(d)	Continue to provide payroll/benefit services for Houston and Lynchberg employees of Kinetic Resources U.S.A.

(e)	Continue to remit U.S. withholding taxes on instructions for remittance for midstream operations on a timely basis.

(f)	Continue to pay royalties on West Pico, on a timely basis (and other areas).

(g)	Continue to administer and manage the real estate development activities.

(h)	Continue to provide reporting in accordance with the following:

Provident reporting requirement		Business day of the month following the period being reported on

a) Regular Month-ends
Item #	Description
1	KUSA Payroll amounts	3
2	Proholdco Consolidated Balance Sheet & Income Statement (YTD and MTD)	9
3	Non-Controlling Interest Reconciliation	9
4	Proholdco Consolidated Capital Spending Summary that ties into Change in PPE	9
5	Revenue & Royalty breakdown for Month and YTD	9
6	Intercompany transaction detail (Proholdco and Devco)	9
7	PHC Distribution summary (in months of Distribution or adjustment)	9
8	Details of "Capital" or retained earnings changes (in months of change)	9
9	Proholdco "Other payables" detail- Looking for taxes payable and currently that is where it is booked	9
10	Breakdown of Management Fees (how much is with Provident and how much is third party)	9
11	Breakdown of Tax provision on P&L (how much is current and how much is future)	9
12	Interest expense breakdown- Realized, unrealized and interest expense	9
13	Monthly & YTD production	9
14	Option expense Models with Summary sheets	9
15	Summary of ARO change in the month	9
16	Summary of Acquisition transactions including cash paid, non cash items recorded and breakdown of assets acquired (PPE, AR, AP etc.)	9

b) Quarter-ends

17	Full cost depletion adjustment (if reserves are in, if not an estimate)	9
18	Capital Accrual balance	9
19	Balance of townlot accrued liability.	9
20	Production volumes by area- QTD and YTD	11
21	Capital Spending broken down by area- Should tie back to Capital Spending summary	11
22	Listing of letters of credit and changes to debt borrowing base	11
23	Any cash taxes paid (Income and withholding taxes)	11

c) Annual

24	Summary of Commitments (leases, etc.)	11

Approval Levels

Other than pursuant to commitments set forth in Devco's annual budget of capital expenditures, operating expenses and general and administrative expenses as supplemented by forecast updates thereto, BreitBurn Management shall not cause Devco to directly or indirectly do any of the following without the prior approval of a designated representative of Pro GP Corp: (i) sell, pledge, dispose of or encumber any assets, except in the ordinary course of business for a consideration in excess of $250,000 in aggregate or incur any capital expenditure for the period following the date hereof in excess of $50,000 individually or $250,000 in aggregate, or except for the sale of petroleum substances in the ordinary course of business and consistent with Devco's current marketing practices; (ii) acquire by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities for hedging purposes made in the ordinary course of business and in any event not in excess of $250,000, make any investment either by purchase of shares or securities, contributions of capital, property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity; (iii) enter into any material joint venture, farm-out or other partnering arrangement; (iv) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (v) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any material contract right; (vii) waive, release, grant or transfer any rights of material value or modify or a change in any material respect any existing license, lease, contract, production sharing agreement, government land concession, development plan or other document; (viii) enter into or terminate any interest rate swaps, currency swaps, hedges or any other rate fixing agreement for a financial transaction or enter into any hedge, put or call arrangement of any sort or any forward sale agreement for commodities; (ix) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing except as permitted above; or make any payments under any employee incentive plans for which Devco is responsible.

Schedule 11.1

Schedule 11.3